As filed with the Securities and Exchange Commission on December __, 2000
                                   Registration No. _______________
        =================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC 20549

                                      Form S-8
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                 _________________


                               E-COMMERCE WEST CORP.
             (Exact name of registrant as specified in its charter)

           Utah                                         95-4091368
(State or other jurisdiction of             (IRS Employer Identification No.)
 Incorporation or organization)

                               83 Sherman St.
                                Deadwood, SD                        57732
                 (Address of principal executive offices)        (Zip code)
                          ___________________________

                         Consulting/Compensation Plan
                             (Full title of plan)
                          ___________________________

                                Jon F. Elliott
                             E-Commerce West Corp.
                                83 Sherman St.
                              Deadwood, SD 57732
                   (Name and address of agent for service)
                       _________________________________

                               (605) 578-1299
         (Telephone number, including area code, of agent of service)
                       _________________________________

                                  Copy to:
                          Leonard R. Milstein, Esq.
                         684 Higuera Street, Suite C
                       San Luis Obispo,  CA  93401-3511
                               (805) 541-5100











                      CALCULATION OF REGISTRATION FEE

                                 Proposed        Proposed
Title of                         Maximum         Maximum
Securities to  Amount to         Offering price  Aggregate          Amount of
Be Registered  Be Registered(1)  Per share(3)    Offering price(3)  Registration fee

Common Stock
($0.001 par
value/share    1,500,000(2)        $0.11         $165,000            $100.00

<F1>
(1) Pursuant to Rule 416, the number of shares registered shall be adjusted to include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-
    dilutions adjustments to the amount of shares of Common Stock issuable pursuant to stock options exercised thereafter.
<F2>
(2) Represents 1,500,000 to be issued pursuant to the informal consulting/compensation plan of Registrant and includes re-offers of such shares.
<F3>
(3) Estimated solely for the purpose of calculating the registration fee pursuant to
    Rule 457 (c) and (h), based upon the average of the bid and asked price of Common
    Stock on November 17, 2000.

                  ===================================================

































                                      PART I

               INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.     Plan information.
            Omitted as Permitted.

Item 2. Registrant information and Employee Plan Annual Information. Not applicable.

                                   Part II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") by E-COMMERCE WEST CORP. (the "Company") are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act").
          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended July 31, 2000.

All reports or other documents subsequently filed by the Company pursuant to
Section 13(a), 13(c) 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports or documents.

Although the Company's financial statements for the three months ended October 31, 2000 have not been audited by Singer Lewak Greenbaum & Goldstein LLP, they have informed the Company that if the current cash flow and liquidity problems continue to exist at the time of their audit of the financial statements for the year ended July 31, 2001, their report on those statements will include an explanatory fourth paragraph because of substantial doubt about the Company's ability to continue as a going concern.

Item 4     Description of Securities.

           Not Applicable.

Item 5     Interests of Named Experts and Counsel.

           Not Applicable.

Item 6     Indemnification of Directors and Officers.

     The Company's Bylaws provide for indemnification (to the full extent permitted by law) of directors, officers, and other agents of the Company against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer, director, or agent of the Company.

Item 7.     Exemption from Registration Claimed.

            Not Applicable.

Item 8.     Exhibits

     1.  Opinion and consent of Leonard R. Milstein, Esq.

     2.  Consent of Leonard R. Milstein, Esq.
         (included in Exhibit 1)

     3.  Consent of SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

     4.  Power of Attorney (Page 6 of this Registration Statement)

Item 9.     Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

                (i)   to include in any prospectus required by Section 10(a)
                      (3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) to include any material information with respect to
                      the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a) (1) (i) and (a)
(1) (ii) shall not apply to information required to be
                      included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the registrant pursuant to Section 13 or
                      Section 15(d) of the Exchange Act that are incorporat-ed by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such pro-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona-fide Offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





























                               SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Deadwood, State of South Dakota, on November 21, 2000.

                             E-COMMERCE WEST CORP.



                             By:    /s/ Jon F. Elliott
                                Jon F. Elliott, Chairman, President/Chief
                                  Executive Officer & Chief Financial Officer


                          POWER OF ATTORNEY

     Each person in so signing also makes, constitutes and appoints Jon F. Elliott and Leonard R. Milstein and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendment (including post-effective amendments) to other documents in connection therein, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                        Title                     Date




_______________________   Chairman (President/Chief          November 21, 2000
Jon F. Elliott            Executive Officer/Chief Financial
                          Officer) and Director
















                           INDEX TO EXHIBITS



EXHIBIT                                                              PAGE

   1        Opinion and Consent of Leonard R. Milstein, Esq.          8

   2        Consent of Leonard R. Milstein, Esq.                      8
            (included in Exhibit 1)

   3        Consent of SINGER LEWAK GREENBAUM & GOLDSTEIN             9

   4        Power of Attorney (page 6 of this Registration            6
            Statement.








































                            LEONARD R. MILSTEIN
                              Attorney at Law

                        684 Higuera Street, Suite C
                      San Luis Obispo,  CA  -3401-3511
                           Tel:  (805)  541-5100
                           Fax:  (805)  541-5149

                             November 21, 2000


E-Commerce West Corp.
83 Sherman St.
Deadwood,  SD  57732

                                     Re: Registration Statement on Form S-8

Gentlemen,

     At your request, we have examined the Registration Statement on Form S-8, together with exhibits thereto, to be filed by you relating to the registration of 1,500,000 shares of common stock, $0.001 par value per share (the "Common Stock"), issuable in connection with E-Commerce West Corp, a Utah Corporation (the "Company") Consulting/Compensation plan ("Plan"). We are familiar with the proceedings taken, and to be taken, by the Company in connection with the issuance thereunder, and have examined such documents and such questions of law and fact as we deem necessary in order to express the opinion hereinafter stated.

     Based on the foregoing, it is our opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

                                      Very truly yours,

                                      /s/  Leonard R. Milstein

                                      Leonard R. Milstein

















                                 Exhibit 3


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated October 20, 2000 (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern) which appears in the Annual Report on Form 10-KSB of E-Commerce West Corp. and subsidiaries for the year ended July 31, 2000.

                                    /s/SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


Los Angeles,  California
November 21, 2000